Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 2,146,023,832.00	0.0001531	$ 328,557.00
Fees Previously Paid
	Total Transaction Valuation:	$ 2,146,023,832.00
	Total Fees Due for Filing:			$ 328,557.00
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 328,557.00
Offering Note
[1]	(1) As of July 28, 2025, the maximum number of shares of common stock, par value $0.0001 per share ("Common Stock"), of WK Kellogg Co (the "Company") to which this transaction applies is estimated to be 93,305,384, which consists of (a) 86,412,947 issued and outstanding shares of Common Stock entitled to receive the per share merger consideration of $23.00; (b) 3,231,551 shares of Common Stock underlying restricted stock units ("RSUs") which may be entitled to receive the per share merger consideration of $23.00; (c) 1,686,353 shares of Common Stock underlying performance stock units ("PSUs") (determined based on achievement at 140% of target for such PSUs) with the contingent right to receive the per share merger consideration of $23.00; (d) 28,864 shares of Common Stock underlying deferred stock units ("DSUs") entitled to receive the per share merger consideration of $23.00; and (e) 1,945,669 shares of Common Stock reserved and available for future issuance under the WK Kellogg 2023 Employee Stock Purchase Plan (the "ESPP") and the Company's discounted share purchase plan maintained for the benefit of service providers in Canada (the "Canadian Share Purchase Plan"). (2) Pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and solely for the purposes of calculating the filing fee, the proposed maximum aggregate value of the transaction was calculated, as of July 28, 2025, based on the sum of (a) the product of 86,412,947 issued and outstanding shares of Common Stock and the per share merger consideration of $23.00; (b) the product of 3,231,551 shares of Common Stock underlying RSUs and the per share merger consideration of $23.00; (c) the product of 1,686,353 shares of Common Stock underlying PSUs (determined based on achievement at 140% of target for such PSUs) and the per share merger consideration of $23.00; (d) the product of 28,864 shares of Common Stock underlying DSUs and the per share merger consideration of $23.00; and (e) the product of 1,945,669 shares of Common Stock reserved and available for future issuance under the ESPP and the Canadian Share Purchase Plan and the per share merger consideration of $23.00. (3) In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.00015310.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A